Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2019 with respect to the consolidated financial statements included in the Annual Report of Marin Software Incorporated on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Marin Software Incorporated on Form S-3 (No. 333-196818 and 333-202240) and Form S-8 (No. 333-223332, 333-216349, 333-187459, 333-194250, 333-202223 and 333-209651).

/s/ Grant Thornton LLP

San Jose, California

March 14, 2019